STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of March ______, 2009, by and among Frank Towers (“Shareholder 1”) of Catterall Hall Farm, Catterall Lane, Preston, Lancashire PR3  0PA, United Kingdom of the First Part; and Neal John Walmsley of 12 Old Lancaster Road, Catterall, Preston PR3  0HN, United Kingdom (“Shareholder 2”) of the Second Part; and Eric Royds of 3 Heath Avenue, Halifax HX3 0EA, United Kingdom (“Shareholder 3”) of the Third Part; and Farzad Zamanian of 5 Hollingwood Rise, Ilkley LS29 9PW, United Kingdom of the Fourth Part (“Shareholder 4”), (each a “Shareholder” and together the  “Shareholders”) AND Technology Alternatives Limited, a Belizean Company formed under the Laws of Belize with registered office situate at No. 1 NimLiPunit Street, Belmopan, Cayo District, Belize, Central America (hereinafter called the “Company”) of the Fifth Part AND Global Clean Energy Holdings, Inc, a Utah Corporation whose registered office is located at 6033 W. Century Blvd., Suite 895, Los Angeles, CA 90045 (hereinafter called the “Buyer”) of the Sixth Part,:

WITNESSETH:

WHEREAS, the Shareholders represent the 100% issued and outstanding ordinary shares of the Company (the “Shares”);

WHEREAS, Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer, all of the Shares, in exchange for Common Stock; and

WHEREAS, the parties desire to enter into this Agreement to set forth their mutual agreements concerning the above matters;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and among the parties hereto as follows:

ARTICLE 1.

SALE AND TRANSFER OF SHARES; CLOSING

1.1.          Sale of Shares.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the closing of the transactions contemplated hereby (the “Closing”), the Shareholders will sell, convey, assign and transfer the Shares to Buyer, and Buyer will purchase the Shares from the Shareholders based on the assigned values set out in Appendix 1 attached hereto.  The number of Shares to be acquired by Buyer from each Shareholder is set forth in Appendix I attached hereto.  The Shares shall be free and clear of any claims or Encumbrances (as defined in Section 2.6).

1.2.          Consideration.  In consideration of the sale, transfer and assignment to Buyer of the Shares, at the Closing, Buyer shall: (1) issue to the Shareholders shares of Common Stock from its authorized capital stock in accordance with Appendix 1 attached hereto.

1.3.          The Closing.  The Closing will take place on March _______, 2009 (the “Closing Date”) at the offices of Global Clean Energy Holdings, Inc, at 6033 W. Century Blvd, Suite 895, Los Angeles, CA 90045, at 10:00 a.m. (local time) or at some other place mutually agreed by the parties herein.  As specified in Appendix 1, the Shareholders will deliver to Buyer: (1) transfer of share instruments executed by each Shareholder in registerable form together with the certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer of the Shares to Buyer  or its nominee(s); and (2) on the Closing Date, a certified resolution of the board of directors of the Company appointing new directors nominated by the Buyer together with the resignations of existing members of the Company’s board (save and except for shareholder No. 2 Neal Walmsley).  As specified in Appendix 1, the Buyer will cause its transfer agent to issue to each Shareholder the duly registered stock certificate(s) representing their individual stock holding in the Buyer, (B) the original TCT Title with evidence of paid up taxes.  All costs and expenses associated with the completion of the transfer of the Shares to the Buyer, inclusive of Stamp Duties shall be borne by the Shareholder.  All costs and expenses associated with the completion of the issue of the Buyer’s Common Stock to the Shareholders shall be borne by the Buyer. The Shares will be delivered to Buyer’s counsel in Belize, who will hold the Shares until the official permission to transfer the Shares to Buyer has been received from the Central Bank of Belize.  Buyer will deliver to Buyer’s counsel in Belize the stock certificates registered in each Shareholder’s name within five days of the Closing, which stock certificates Buyer’s counsel will deliver to Shareholders immediately following the receipt of the permission of the Central Bank of Belize to the transfer of the Shares.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

To induce Buyer to execute, deliver and perform this Agreement, and in acknowledgement of Buyer’s reliance on the following representations and warranties, the Company and the Shareholders hereby jointly and severally represent and warrant to Buyer   as follows, as of the date hereof (in each case except as otherwise disclosed in the Financial Statements (as defined below) or the notes thereto):

2.1
Organization; Capitalization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Belize, with the power and authority to conduct its business as it is now being conducted and to own and lease its properties and assets.  The authorized share capital of the Company consists of ten thousand (10,000) ordinary shares of which ten thousand (10,000) shares are issued and outstanding.  The Shareholders are the legal and beneficial owners and holders of 100% of the Shares, free and clear of all Encumbrances.  No legend or other reference to any purported Encumbrances appears upon any certificate representing equity securities of the Company.  There are no other shares of the authorized share capital of the Company issued or outstanding.  The Company’s outstanding share capital has been duly and validly issued and is fully paid and non-assessable.  There are not outstanding any warrants, options or other rights to acquire any of the Company’s share capital.  The Company’s assets do not include any share capital of, or any other equity interest in, or securities convertible into or exchangeable for any share capital or other equity interest in, any person, or any direct or indirect equity or ownership interest in any other business.

2.2
Power and Authority.  The Company and the Shareholders have the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by them in connection with the transactions contemplated hereby, and the Company and the Shareholders have taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby.  This Agreement is, and the other agreements and instruments to be executed and delivered by the Shareholders and/or the Company in connection with the transactions contemplated hereby, when such other agreements and instruments are executed and delivered, shall be, the valid and legally binding obligations of the Shareholders and/or the Company, as the case may be, enforceable against the Shareholders and/or the Company in accordance with their respective terms.

2.3
No Conflict.  Neither the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby, nor the consummation of the transactions contemplated hereby, will violate or conflict with: (a) any Belize law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment or decree applicable to the Shareholders and/or the Company; (b) any provision of any charter, bylaw or other governing or organizational instrument or agreement of the Company or the Shareholders; or (c) any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which the Shareholders and/or the Company are parties or by which the Shareholders and/or the Company are bound.

2.4
Required Government Consents, Filings, etc.  Except as have been or, prior to the Closing, will be obtained, no approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, any Belize  governmental authorities is necessary for: (a) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by the Shareholders and/or the Company in connection with the transactions contemplated hereby, or the consummation by the Shareholders and/or the Company of the transactions contemplated hereby; or (b) the ownership by Buyer of the Shares, save and except for the permission of the Central Bank of Belize, which will be obtained within 90 days of executing this Agreement.  If the approval of the Central Bank of Belize is not granted, this Agreement will be null and void.

2.5
Other Required Consents, Filings, etc.  Except as have been or, prior to the Closing, will be obtained, no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person is necessary for:  (a) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby by the Shareholders and/or the Company, or the consummation by the Shareholders and/or the Company of the transactions contemplated hereby; or (b) the ownership by Buyer of the Shares.

2.6
Title to Assets.  The Company has good and marketable title to all of its assets, free and clear of any claims or Encumbrances, other than the Deed of Legal Mortgage recorded (or to be recorded) on the land.   “Encumbrance” means any mortgage, charge (whether fixed or floating), security interest, pledge, right of first refusal, lien (including any unpaid vendor’s lien), option, hypothecation, title retention or conditional sale agreement, lease, option, restriction as to transfer or possession, or subordination to any right of any other person.

2.7
Financial Statements.  The Company and the Shareholders have provided, and at the Closing will provide Buyer with the following financial statements (collectively, the “Financial Statements”) with respect to the Company: balance sheet, results of operations, statements of stockholders’ equity and statement of cash flow, as of and for the calendar year ended December 31, 2007, the interim financials as of September 30, 2008, and the balance sheet as of the close of business immediately preceding the Closing Date (the balance sheet which balance sheet is herein referred to as the “Closing Balance Sheet”).  The Financial Statements are, and at the Closing will be true and correct in every material respect and properly reflect all assets and liabilities of the Company as then in existence.  The Financial Statements do and will fairly present the results of operations and the financial position of the Company as of the dates thereof and the periods then ended.

2.8
Condition and Sufficiency of Assets.  The equipment contained in the Company’s assets is structurally sound, in good operating condition and repair, and adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The Company’s assets are sufficient for the continued conduct of the Company’s business after the Closing in the same manner as conducted prior to the Closing.  The Company’s assets are the only assets owned directly or indirectly by the Company which are used in or relate to the conduct of the Company’s business.  The Shareholders do not own an interest in the Real Estate or any of the equipment used by the Company and sold hereunder.

2.9
Accounts Receivable.  The Company’s accounts receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  The Company’s accounts receivable are current and collectible, net of the respective reserves shown on the Financial Statements, which reserves are adequate and calculated consistent with past practice.  There is no contest, claim or right of set-off under any agreement with any obligor of an account receivable relating to the amount or validity of such account receivable.

2.10	Intellectual Property.

(a)           The Company beneficially owns or has the valid right to use all of the Intellectual Property used in its business as currently conducted or as presently contemplated to be conducted.  The term “Intellectual Property” includes all patents and patent applications, trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, domain names, web sites, slogans and general intangibles of like nature, together with all goodwill relating to the foregoing, copyrights, copyright registrations, renewals and applications, software, databases, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, drawings, specifications, plans, proposals, financing and marketing plans, advertiser, customer and supplier lists and all other information relating to advertisers, customers and suppliers (whether or not reduced to writing), licenses, agreements and all other proprietary rights, which relate to the Company’s business.  The Intellectual Property beneficially owned or used by the Company is free and clear of all claims or Encumbrances.

(b)           The Company takes and has taken reasonable measures to protect the confidentiality of its trade secrets, know-how or other confidential information material to its business as currently operated or planned to be operated (together, “Trade Secrets”).  No Trade Secret has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other person, other than pursuant to a written non-disclosure agreement that adequately protects the Company’s proprietary interests in and to such Trade Secrets.  To the best of the Company’s and the Shareholders’ knowledge, no party to any non-disclosure agreement relating to any Trade Secrets is in breach thereof.

(c)           The conduct of the Company’s business as currently conducted or planned to be conducted does not infringe upon (either directly or indirectly) any Intellectual Property owned or controlled by any third party.  There are no claims or suits pending or threatened, and neither the Company nor the Shareholders have received any notice of a third party claim or suit (i) alleging that any of the Company’s activities or the conduct of its business has infringed upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property.

(d)           To the best of the Company’s and Shareholders’ knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by or licensed to the Company, and no such claims are pending against a third party by the Company.

2.11	Compliance with Rules.

(a)          The Company and the Shareholders at all times have been and are currently in compliance with all Rules applicable to the Company and/or its business, except where such failure to comply would not have a material adverse effect on the Company or its operations.  “Rule” means any law, statute, rule, regulation, order, court decision, judgment or decree of any Belize territorial, provincial or municipal authority.

(b)          The Company and the Shareholders are in material compliance with, and have obtained all Permits and other authorizations relating to the Company which are required by any Rule, which has been enacted to the date of this Agreement, except as would not have a material adverse effect on the Company or its operations.  No governmental proceeding is pending or threatened to cancel, amend, modify or fail to renew any such Permit.  “Permit” includes any approval, authorization, concession, grant, certificate of convenience and necessity, qualification, consent, franchise, license, security clearance, easement, order or other permit issued or granted by any governmental entity.

(c)          The Company and/or the Shareholders are not currently in material violation of any environmental or safety laws nor have the Company and/or the Shareholders received any notice of any current non-compliance therewith.  There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice, investigation or proceeding pending or threatened against the Company and/or the Shareholders relating in any way to environmental and safety laws.

2.12
Tax Matters.  All taxes owed by the Company pertaining to the Company, its business or its assets (whether or not shown on any tax return) have been paid.  The Company is not the beneficiary of any extension of time within which to file any tax return.  No claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction. There are no claims or Encumbrances on any of the Company’s assets that arose in connection with any failure (or alleged failure) to pay any tax.   The Shareholders assume all liabilities whether known or unknown for all taxes and tax filings up to the Closing Date.

2.13
Contracts.  Except as would not have a material adverse effect on the Company or its operations, there exists no event of default or occurrence, condition or act on the part of the Company and/or the Shareholders or, to the best knowledge of the Company and the Shareholders, on the part of any other party to any contract to which the Company is a party, which constitutes or would constitute (with or without notice or lapse of time or both) a breach of or default under any of such contracts, or cause or permit acceleration of any obligation of the Company or any other party.  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to the Company under any contract with any person having the contractual or statutory right to demand or require such renegotiation and no such person has made written demand for such renegotiation.

2.14
Litigation.  Except as would not have a material adverse effect on the Company or its operations and the disclosures made to the Buyer about  litigation in the Supreme Court of Belize, there is no legal, administrative or other action, claim, proceeding or governmental investigation, domestic or foreign (“Litigation”), pending or threatened against the Company and/or the Shareholders relating to the Company, its business or its assets, or that challenges or reviews the execution, delivery or performance of this Agreement by the Company and/or the Shareholders or of the consummation of the transactions contemplated hereby, or that seeks to enjoin or obtain damages in respect of the consummation of any of the transactions contemplated hereby.  The Company and/or the Shareholders are not parties to, and are not bound by, any order or any ruling or award of any other person that has resulted in or could reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the Company or which could reasonably be expected to materially adversely affect the consummation of the transactions contemplated hereby. Any financial consideration which may become due to the Company as a result of  litigation in the Supreme Court of Belize that exists as of the Closing Date or that is hereafter filed relating to events arising prior to the Closing Date will be borne and paid directly by the Shareholders.  Consequently, any monetary award consequent upon litigation in the Supreme Court of Belize shall accrue beneficially to the Shareholders. All costs of any continued litigation on this matter will be borne directly by the shareholder, including any defense of appeal, arbitration, additional suit or countersuit. The Buyer will have NO liability in this matter.

2.15	Conduct of Business.

(a)
Ordinary Course of Business: No Removal or Disposal of Assets.  Since February 20, 2007, the Company has operated its business in the ordinary course, and has not removed or disposed of any assets except in the ordinary course of business.

(b)	No Material Adverse Change. Since February 20, 2007, there has been no material adverse change in the Company’s assets or in the financial condition, operations, or prospects of its business.

(c)
Absence of Particular Events.  Since February 20, 2007, the Company has not:  (i) suffered any damage or destruction adversely affecting its business or involving any of the assets used in its business;  (ii) incurred any liability or obligation other than in the ordinary course of business; (iii) made any change or alteration in the manner of keeping the books, accounts or records of its business or in the accounting practices therein reflected; (iv) paid, loaned, or advanced any monetary amount or other asset to, or sold, transferred, or leased any asset to, any employee except for normal compensation involving salary and benefits; (v) received any notice of or become aware of any loss of any one or more customers representing 3% or more of the annualized revenue of its business; (vi) entered into or engaged in any transaction in respect of its business other than on commercially reasonable terms determined on the basis of the facts existing at the time such transaction was entered into or engaged in; or (vii) agreed to take or allow any of the foregoing actions described in this Section 2.15(c).

2.16
Broker’s or Finder’s Fees.  The Company and/or the Shareholders have not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

2.17
Disclosure.  No representation, warranty, or statement made by the Company and/or the Shareholders in this Agreement or in any document or certificate furnished or to be furnished to Buyer pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading.  The Company and the Shareholders have disclosed to Buyer all facts known or reasonably available to the Company and/or the Shareholders that are material to the financial condition, operation, or prospects of the Company, its business and/or its assets.

2.18
Investigation of Buyer.  The Company and each of the Shareholders hereby represent and warrant that they have reviewed reports and documents filed by Buyer with the U.S. Securities and Exchange Commission (“SEC”) since January 1, 2008 (“Buyer SEC Reports”), including in particular the financial statement and the “Risk Factors” contained therein, and that the Company and each of the Shareholders are familiar with financial and other conditions of Buyer.  The Company and each of the Shareholders hereby further represent and warrant that they are aware that Buyer will require an infusion of additional funding in order to continue its operations, and that Buyer has not secured the necessary additional funding. Each of the Shareholders has relied solely upon the investigations made by or on behalf of the Shareholder or his representative in evaluating the suitability of the investment in the common stock issued to the Shareholder under this Agreement, and such Shareholder recognizes that an investment in the Buyer’s common stock involves a high degree of risk.  Each Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in Buyer.

2.19
Purchase Entirely for Own Account.  The shares of Buyer’s common stock to be received by such Shareholder hereunder will be acquired for such Shareholder’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933, and such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act of 1933.  Such Shareholder understands that the shares of Buyer’s common stock are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933 for at least six months following the Closing Date.    After the six month anniversary of the Closing Date, the shares of Buyer’s common stock may only be sold in compliance with Rule 144 promulgated under the Securities Act of 1933.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

To induce the Company and the Shareholders to execute, deliver and perform this Agreement, and in acknowledgement of the Company’s and the Shareholders’ reliance on the following representations and warranties, the Buyer hereby represents and warrants to the Company and the Shareholders individually and collectively as follows, as of the date hereof:

3.1
Power and Authority.  Buyer has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby, and Buyer has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby.  This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby shall be, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.

3.2	Broker’s or Finder’s Fees. Buyer has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

3.3
No Conflict.  Neither the execution and delivery by such Buyer of this Agreement and of the other agreements and instruments to be executed and delivered by such Buyer in connection with the transactions contemplated hereby, nor the consummation by such Buyer of the transactions contemplated hereby, will violate or conflict with:  (a) any foreign, Federal, state, or local law, regulation, ordinance, governmental restriction, order, judgment or decree applicable to Buyer; or (b) any provision of any charter, bylaw, or other governing or organizational instrument of Buyer.

3.4
Disclosure.  No representation, warranty, or statement made by Buyer in this Agreement or in any document or certificate furnished or to be furnished to the Shareholders pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading.

3.5
Security for Repayment of the Loan Notes (and the Replacement Promissory Notes).  The Buyer represents, warrants and agrees to: (1) authorize the Company to pay or procure the repayment of the replacement Loan Notes in favor of the Shareholders in accordance with Appendix II attached hereto; and (2) confirm the repayment of the respective amounts due under the replacement Loan Notes by executing with the Company, in favor of the Shareholders, a deed of legal mortgage (in the format set out in Appendix III attached hereto) charging the real property of the Company, as security for the repayment of the Loan Notes.

3.6
Employment of Shareholder No. 2.  The Buyer represents, warrants and agrees that immediately following the execution of this Agreement it will offer a contract of employment to Shareholder No.2 (Neal Walmsley) in accordance with terms to be agreed.

4.0 ARTICLE

  COVENANTS OF THE SHAREHOLDERS AND BUYER FOLLOWING CLOSING

4.1
Cooperation.  The Shareholders and Buyer shall cooperate fully with each other and their respective employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and each of them shall, at any time and from time to time after the Closing, upon the request of the other, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, receipts, acknowledgments, acceptances and assurances as may be reasonably required (without incurring unreimbursed expense) to satisfy and perform the obligations of such party hereunder, and to allow the Company to operate its business after the Closing in the manner in which it was operated before the Closing.

4.2
Further Assurances.  Subject to the terms and conditions of this Agreement, each party agrees to use all of its reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary and proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such further instruments and documents as the other party may reasonably request).

4.3	Funds Received After Closing. Any and all funds received by the Shareholders after the Closing in respect of the Company shall be promptly remitted to Buyer upon receipt.

4.4
 Change in Buyer’s Stock Listing.  Buyer’s share of common stock are currently listed for trading on the OTC Bulletin Board.  The Buyer agrees that in the event that it becomes listed on any other trading system or stock exchange it will take all the necessary steps to cause the Shareholders’ Common Stock in the Buyer to become available for trading (such to applicable securities laws) on such other trading system or stock exchange.

ARTICLE 5.

SURVIVAL; INDEMNITY

5.1
Survival of Representations, Warranties, etc.  The representations, warranties and covenants given by the Shareholders to Buyer or by Buyer to the Shareholders in this Agreement shall survive for a period of 12 months following the Closing

5.2
Indemnification by the Shareholders.  The Shareholders shall jointly and severally indemnify, defend, and hold harmless Buyer, and Buyer’s representatives, stockholders, controlling persons and affiliates, at, and at any time after, the Closing up to the end of the indemnification period at Article 5.1, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages (including incidental and consequential damages), liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and Litigation, and settlement amounts, together with interest and penalties (collectively, a “Loss” or “Losses”), asserted against, resulting to, imposed upon, or incurred by Buyer, directly or indirectly, by reason of, resulting from, or arising in connection with, any of the following:

(a)
Breach.  Any breach of any representation, warranty, or agreement of the Shareholders and/or the Company contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby;

(b)
Brokerage or Finder’s Fees.  Any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Company and/or the Shareholders in connection with this Agreement or any of the transactions contemplated hereby;

(c)
Litigation.  Any judgment or verdict rendered against the Company or Buyer as a result of the pending action brought by Tomas Serrut or as a result of any other legal proceeding filed against the Company based on actions or events arising prior to the Closing Date; and

(d)
Incidental Matters.  To the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and Litigation and settlement amounts, together with interest and penalties, incident to the foregoing.

The remedies provided in this Section 5.2 will not be exclusive of or limit any other remedies that may be available to Buyer.

5.3
Indemnification by Buyer.  Buyer shall indemnify, defend, and hold harmless the Shareholders at, and at any time after, the Closing up to the end of the indemnification period at Article 5.1, from and against any and all Losses asserted against, resulting to, imposed upon, or incurred by the Shareholders, to the extent arising from any of the following:

(a)	Breach. Any breach of any representation, warranty, or agreement of Buyer contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby; and

(a)
Brokerage or Finder’s Fees.  Any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Buyer in connection with this Agreement or any of the transactions contemplated hereby; and

(a)
Incidental Matters.  To the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and Litigation, and settlement amounts, together with interest and penalties, incident to the foregoing.

The remedies provided in this Section 5.3 will not be exclusive of or limit any other remedies that may be available to the Shareholders.

5.4	Procedures; Third Party Claims, etc.

(a)
A person entitled to make a claim of indemnification hereunder shall be referred to as an “Indemnified Party.”  A person obligated for indemnification hereunder shall be referred to as an “Indemnifying Party.”  The Indemnifying Party shall be entitled to defend any claim, action, suit or proceeding made by any third party against an Indemnified Party; provided, however, that the Indemnified Party shall be entitled to participate in such defense with counsel of its choice and at its own expense and, if (i) the Indemnifying Party is also a party to such claim, action, suit or proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, (ii) the Indemnifying Party does not provide a competent and vigorous defense, or (iii) the Indemnifying Party agrees, then the Indemnified Party’s participation shall be at the expense of the Indemnifying Party.  The Indemnified Party shall provide such cooperation and access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties shall cooperate with each other in order to ensure the proper and adequate defense thereof.  An Indemnified Party shall not settle any claim subject to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(b)
With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of: (i) the entry of a judgment against the Indemnified Party; (ii) the settlement of the claim; (iii) with respect to indemnities for tax liabilities, upon the issuance of any final resolution by a taxation authority; or (iv) with respect to claims before any administrative or regulatory authority, when the Loss is finally determined and not subject to further review or appeal; provided, however, that the Indemnifying Party shall pay on the Indemnified Party’s demand any cost or expense reasonably incurred by the Indemnified Party in defending or otherwise dealing with such claim.

(c)
To seek indemnification hereunder, an Indemnified Party shall notify the other party hereto of any claim for indemnification, specifying in reasonable detail the nature of the Loss and the amount or an estimate of the amount thereof.  Neither the giving of such notice nor the failure to give such notice shall constitute an election of remedies or limit an Indemnified Party in any manner in the enforcement of any other remedies that may be available to it, including the right to proceed against an Indemnifying Party.

ARTICLE 6.

MISCELLANEOUS

6.1
Entire Agreement.  This Agreement, and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby, constitute the sole understanding of the parties with respect to the subject matter hereof.

6.2
Parties Bound by Agreement; Successors and Assigns.  The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

6.3
Amendments and Waivers.  No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party.  A waiver on one occasion shall not be construed as a waiver of any right on any future occasion.  No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.

6.4
Severability.  If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.

6.5
Attorney’s Fees.  Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof including the institution of any action or proceeding, whether by arbitration, judicial or quasi-judicial action or otherwise, to enforce any provision hereof or for damages for any alleged breach of any provision hereof, or for a declaration of such party’s rights or obligations hereunder, then, whether such matter is settled by negotiation, or by arbitration or judicial determination, the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including reasonable attorneys’ fees for the services rendered to such prevailing party.

6.6
Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  Each counterpart including a facsimile transmission of this Agreement shall be deemed to be an original and shall have the same force and effect as an original.  In the event that a facsimile transmission of this Agreement is signed or any counterpart is signed and transmitted by facsimile, the hardcopy thereof may be signed subsequently but must be dated concurrently with the facsimile transmission.

6.7
Headings.  The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

6.8
Expenses.  Except as specifically provided herein, each of the Shareholders and Buyer shall pay all of its own costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants, and counsel.

6.9
Notices.  All notices, requests, demands, claims, and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: when received, if personally delivered; when transmitted, if transmitted by telecopy; five business days after such notice, request, demand claim or other communication is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

if to the Shareholders to:

Shareholder 1.
Frank Towers
Catterall Hall Farm
Catterall Lane
Catterall, Preston, PR3 0PA Lancashire UK
Telephone: +44 780 228533
Email: frank@upwoodpark.co.uk

Shareholder 2.
Neal John Walmsley
12 Old Lancaster Rd
Catterall, Preston PR3 OHN, UK
Phone: +44 797 1268059
Email: nw@goots.co.uk

Shareholder 3.
Eric Royds
3 Heath Ave
Halifax, HX3 OEA, UK
Telephone: +44 7800 963453
Email: home@groovers.f9.co.uk

Shareholder 4.
Farzad Zamanian
5 Hollingwood Rise
Ilkley LS29 9PW, UK
Telephone: +44 776 4404915
Email: farzadzamanian@aol.com

if to the Company to: Technology Alternatives Ltd. c/o Arguelles & Company LLC Attorneys-at-Law 35 New Road Belize, Central America Attention: Emil Arguelles Facsimile: 501-223-6403
if to Buyer to: Global Clean Energy Holdings, Inc. 6033 W. Century Blvd, Suite 895 Los Angeles, CA 90045 Attention: Richard Palmer Facsimile: (310)641-4230

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

6.10	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of Belize without giving effect to the principles of choice of law thereof.

6.11
Remedies. In the event of a dispute between the parties, each party shall be entitled to pursue all remedies available at law or in equity and may institute any and all legal proceedings against the offending party to enforce any and all rights which they may have or become entitled to under and by virtue of this Agreement.

6.12
Waiver of Certain Damages.  Except as prohibited by law, each party hereby waives any right it may have to claim or recover any special, exemplary, punitive or consequential damages other than, or in addition to, actual damages in connection with any dispute arising under or in connection with any matter related to this Agreement or any related agreement.

6.13	References, etc.

(a)
Whenever reference is made in this Agreement to any Article, Section, paragraph, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article, Section or paragraph of this Agreement or the specified Schedule or Exhibit attached to this Agreement.

(a)	The word “including” when used herein is not intended to be exclusive and means “including, without limitation.”

6.14
Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first indicated above.

SHAREHOLDER 1:

Frank Towers

SHAREHOLDER 2:

Neal John Walmsley

SHAREHOLDER 3:

Eric Royds

SHAREHOLDER 4:

Farzad Zamanian

COMPANY:
Technology Alternatives Limited

By:
Name: Neal Walmsley
Position: Director

BUYER:
Global Clean Energy Holdings, Inc.

By:
Name: Richard Palmer
Title: Chief Executive Officer

APPENDIX I

SHARES OF THE COMPANY BEING SOLD

Buyer	Number of Shares of the Company Being Acquired	Number of Shares of the BUYER’S Common Stock Issued
Shareholder 1	2,387	2,126,391
Shareholder 2	2,600	2,316,136
Shareholder 3	3,581	3,190,032
Shareholder 4	1,432	1,320,198

Share Transfer: Share transfer will occur at closing with share registration taking place in Belize within 90 days of the Closing Date.

Common Stock Issuance: Buyer will immediately issue at closing, Common Stock to the Shareholders based upon the total asset book value of the Company established based on the Closing Balance Sheet divided by Buyer’s closing share price at the last business day before the execution of this Agreement.